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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             _______________________

                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                                (AMENDMENT NO. 3)
                             _______________________

                                IXOS SOFTWARE AG
                                (Name of Issuer)

                             BEARER ORDINARY SHARES
                         (Title of Class of Securities)


                                    46600V108
                                 (CUSIP Number)

                                THOMAS J. MURPHY
                    C/O GENERAL ATLANTIC SERVICE CORPORATION
                                3 PICKWICK PLAZA
                          GREENWICH, CONNECTICUT 06830
                            TEL. NO.: (203) 629-8600
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)
                             _______________________

                                FEBRUARY 5, 2004
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 1(f) or 1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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
-----------------------------                      -----------------------------
46600V108                                                          Page  2 of 14
-----------------------------                      -----------------------------


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  General Atlantic Partners, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
       NUMBER OF
        SHARES                          -0-
 BENEFICIALLY OWNED BY          ------------------------------------------------
    EACH REPORTING              8       SHARED VOTING POWER
        PERSON
         WITH                           -0-
                                ------------------------------------------------
                                9       SOLE DISPOSITIVE POWER

                                        -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
46600V108                                                          Page  3 of 14
-----------------------------                      -----------------------------


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  General Atlantic Partners (Bermuda), L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Bermuda
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
       NUMBER OF
        SHARES                          -0-
 BENEFICIALLY OWNED BY          ------------------------------------------------
    EACH REPORTING              8       SHARED VOTING POWER
        PERSON
         WITH                           -0-
                                ------------------------------------------------
                                9       SOLE DISPOSITIVE POWER

                                        -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
46600V108                                                          Page  4 of 14
-----------------------------                      -----------------------------


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GAP (Bermuda) Limited
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Bermuda
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
       NUMBER OF
        SHARES                          -0-
 BENEFICIALLY OWNED BY          ------------------------------------------------
    EACH REPORTING              8       SHARED VOTING POWER
        PERSON
         WITH                           -0-
                                ------------------------------------------------
                                9       SOLE DISPOSITIVE POWER

                                        -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  CO
--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
46600V108                                                          Page  5 of 14
-----------------------------                      -----------------------------


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GapStar, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
       NUMBER OF
        SHARES                          -0-
 BENEFICIALLY OWNED BY          ------------------------------------------------
    EACH REPORTING              8       SHARED VOTING POWER
        PERSON
         WITH                           -0-
                                ------------------------------------------------
                                9       SOLE DISPOSITIVE POWER

                                        -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
46600V108                                                          Page  6 of 14
-----------------------------                      -----------------------------


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GAP Coinvestment Partners II, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
       NUMBER OF
        SHARES                          -0-
 BENEFICIALLY OWNED BY          ------------------------------------------------
    EACH REPORTING              8       SHARED VOTING POWER
        PERSON
         WITH                           -0-
                                ------------------------------------------------
                                9       SOLE DISPOSITIVE POWER

                                        -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
46600V108                                                          Page  7 of 14
-----------------------------                      -----------------------------


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GAPCO GmbH & Co. KG
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Germany
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
       NUMBER OF
        SHARES                          -0-
 BENEFICIALLY OWNED BY          ------------------------------------------------
    EACH REPORTING              8       SHARED VOTING POWER
        PERSON
         WITH                           -0-
                                ------------------------------------------------
                                9       SOLE DISPOSITIVE POWER

                                        -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
46600V108                                                          Page  8 of 14
-----------------------------                      -----------------------------


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GAPCO Management GmbH
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Germany
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER
       NUMBER OF
        SHARES                          -0-
 BENEFICIALLY OWNED BY          ------------------------------------------------
    EACH REPORTING              8       SHARED VOTING POWER
        PERSON
         WITH                           -0-
                                ------------------------------------------------
                                9       SOLE DISPOSITIVE POWER

                                        -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  -0-
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  CO
--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
46600V108                                                          Page  9 of 14
-----------------------------                      -----------------------------


ITEM 1.  SECURITY AND ISSUER.

                  This Amendment No. 3 to Schedule 13D is filed by the undersigned to amend and supplement the Schedule 13D, dated September 17, 2002, as amended by Amendment No. 1 to Schedule 13D, dated May 21, 2003, and as amended by Amendment No. 2 to Schedule 13D, dated October 22, 2003, relating to the bearer ordinary shares, no par value (the "Bearer Ordinary Shares"), of IXOS Software AG, a German stock corporation (the "Company"). The address of the principal executive office of the Company is Bretonischer Ring 12, D-85630 Grasbrunn/Munich, Germany.

ITEM 2.  IDENTITY AND BACKGROUND.

                  Item 2 is hereby amended and restated in its entirety as follows:

                  This statement is being filed by a group, as defined in Rule 13d-5 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The members of the group are General Atlantic Partners, LLC, a Delaware limited liability company ("GAP"), General Atlantic Partners (Bermuda), L.P., a Bermuda limited partnership ("GAP LP"), GAP (Bermuda) Limited, a Bermuda exempted company ("GAP Bermuda GenPar"), GapStar, LLC, a Delaware limited liability company ("GapStar"), GAP Coinvestment Partners II, L.P., a Delaware limited partnership ("GAPCO II"), GAPCO GmbH & Co. KG, a German limited partnership ("KG"), and GAPCO Management GmbH, a German corporation ("GmbH Management" and, collectively with GAP, GAP LP, GAP Bermuda GenPar, GapStar, GAPCO II and KG, the "Reporting Persons"). The Reporting Persons (other than GAP LP, GAP Bermuda GenPar, KG and GmbH Management) are located at 3 Pickwick Plaza, Greenwich, Connecticut 06830. GAP LP and GAP Bermuda GenPar are located at Clarendon House, Church Street, Hamilton HM 11, Bermuda. KG and GmbH

-----------------------------                      -----------------------------
46600V108                                                         Page  10 of 14
-----------------------------                      -----------------------------


Management are located c/o General Atlantic Partners GmbH, Koenigsallee 62, 40212 Duesseldorf, Germany. Each of the Reporting Persons is engaged in acquiring, holding and disposing of interests in various companies for investment purposes.

                  The general partner of GAP LP is GAP Bermuda GenPar. GAP is the managing member of GapStar. GmbH Management is the general partner of KG. The managing members of GAP are Steven A. Denning, Peter L. Bloom, Peter Currie, Mark F. Dzialga, Erik Engstrom, Klaus Esser, William E. Ford, William O. Grabe, David C. Hodgson, Braden R. Kelly, Rene M. Kern, Marc F. McMorris, Matthew Nimetz, Clifton S. Robbins, Franchon M. Smithson, Philip P. Trahanas, Tom C. Tinsley, Florian Wendelstadt and John Wong (collectively, the "GAP Managing Members"). The GAP Managing Members (other than certain managing members) are the general partners of GAPCO II. Each of the GAP Managing Members is a director and a Vice President of GAP Bermuda GenPar, except for Mr. Denning, who is a director and the President of GAP Bermuda GenPar. The business address of each of the GAP Managing Members (other than Messrs. Esser, Currie, Kelly, Tinsley, Wendelstadt and Wong) is 3 Pickwick Plaza, Greenwich, Connecticut 06830. The business address of Mr. Esser is Koenigsallee 62, 40212, Duesseldorf, Germany. The business address of Messrs. Currie and Kelly is 228 Hamilton Avenue, Palo Alto, California 94301. The business address of Mr. Tinsley is 2401 Pennsylvania Avenue, N.W., Washington, D.C. 20037. The business address of Mr. Wendelstadt is 83 Pall Mall, Sixth Floor, London SW1Y 5ES, United Kingdom. The business address of Mr. Wong is 24 Raffles Place, 29-04 Clifford Center, Singapore 048621. Messrs. Esser, Kern and Wendelstadt are citizens of Germany; Mr. Engstrom is a citizen of Sweden; and Mr. Wong is a citizen of Singapore. The present principal occupation or employment of each of the GAP Managing Members is as a managing

-----------------------------                      -----------------------------
46600V108                                                         Page  11 of 14
-----------------------------                      -----------------------------


member of GAP. Each of the GAP Managing Members, other than Messrs. Engstrom, Esser, Kern, Wendelstadt and Wong, is a citizen of the United States.

                  None of the Reporting Persons and none of the above individuals has, during the last five years, been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

                  Unchanged.

ITEM 4. PURPOSE OF TRANSACTION.

                  Item 4 is hereby amended and supplemented by the addition of the following:

                  This Amendment No. 3 is being filed as a result of the acceptance for payment by 2016091 Ontario Inc. (the "Purchaser"), a wholly owned subsidiary of Open Text Corporation, on February 5, 2004, of the Bearer Ordinary Shares validly tendered pursuant to the Purchaser's tender offer to acquire all of the outstanding Bearer Ordinary Shares (the foregoing, the "Tender Settlement").

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

                  Item 5 is hereby amended and restated in its entirety as follows:

                  (a) As of the date hereof, as a result of the Tender Settlement, GAP, GAP LP, GapStar, GAPCO II, KG and GmbH Management each own of record no

-----------------------------                      -----------------------------
46600V108                                                         Page  12 of 14
-----------------------------                      -----------------------------


Bearer Ordinary Shares, respectively, or 0.0%, respectively, of the Company's issued and outstanding Bearer Ordinary Shares.

                  (b) Each of the Reporting Persons has the shared power to direct the vote and the shared power to direct the disposition of no Bearer Ordinary Shares.

                  (c) Except as set forth herein, to the knowledge of the Reporting Persons with respect to the persons named in response to paragraph
(a), none of the persons named in response to paragraph (a) has effected any transactions in Bearer Ordinary Shares during the past 60 days.

                  (d) No person other than the persons listed is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any securities owned by any member of the group.

                  (e) On February 5, 2004, as a result of the Tender Settlement, the Reporting Persons ceased to be the beneficial owners of any Bearer Ordinary Shares.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIP WITH RESPECT TO THE ISSUER.

                  Unchanged.

ITEM 7.  MATERIALS TO BE FILED AS EXHIBITS.

                      Exhibit 1: Power of Attorney, dated January 4, 2004, appointing Thomas J. Murphy, Attorney-in-Fact for GAP.

                      Exhibit 2: Power of Attorney, dated January 4, 2004, appointing Thomas J. Murphy, Attorney-in-Fact for GAPCO II.

-----------------------------                      -----------------------------
46600V108                                                         Page  13 of 14
-----------------------------                      -----------------------------


                                   SIGNATURES

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 9, 2004


                                   GENERAL ATLANTIC PARTNERS, LLC

                                   By:  /s/ Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact


                                   GENERAL ATLANTIC PARTNERS (BERMUDA), L.P.

                                   By:  GAP (Bermuda) Limited,
                                        Its general partner

                                   By:  /s/ Matthew Nimetz
                                        ---------------------------------------
                                        Name:   Matthew Nimetz
                                        Title:  Vice President


                                   GAP (BERMUDA) LIMITED

                                   By:  /s/ Matthew Nimetz
                                        ---------------------------------------
                                        Name:   Matthew Nimetz
                                        Title:  Vice President


                                   GAPSTAR, LLC

                                   By:  General Atlantic Partners, LLC,
                                        Its sole member

                                   By:  /s/ Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact


                                   GAP COINVESTMENT PARTNERS II, L.P.

                                   By:  /s/ Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact

-----------------------------                      -----------------------------
46600V108                                                          Page 14 of 14
-----------------------------                      -----------------------------


                                   GAPCO GMBH & CO. KG

                                   By:  GAPCO Management GmBH,
                                        Its general partner

                                   By:  /s/ Matthew Nimetz
                                        ---------------------------------------
                                        Name:   Matthew Nimetz
                                        Title:  Managing Director


                                   GAPCO MANAGEMENT GMBH

                                   By:  /s/ Matthew Nimetz
                                        ---------------------------------------
                                        Name:   Matthew Nimetz
                                        Title:  Managing Director